Exhibit 10(m)

CONSULTING AGREEMENT

         This CONSULTING AGREEMENT (“Agreement”), made and entered into as of the 1st day of March, 2002 (the “Effective Date”) and between Zapata Corporation (“Zapata”), a Nevada corporation with an address of 100 Meridian Centre, Rochester, New York 14618, and Malcolm I. Glazer (“Glazer”), who has an address of 1482 South Ocean Boulevard, Palm Beach, Florida 33480.

WITNESSETH:

         WHEREAS, Glazer served as Chairman of the Board of Zapata from July, 1994 to the Effective Date, when he retired from such position;

         WHEREAS, Glazer possesses executive skills and leadership experience which Zapata is desirous of calling upon from time to time during the forty-eight months following such retirement; and

         WHEREAS, Glazer is willing to provide his skills and the benefit of his experience, from time to time, to Zapata as a consultant over such forty-eight-month period;

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, Zapata and Glazer covenant and agree as follows:

         1.     Engagement as Consultant. Zapata hereby engages Glazer as a consultant effective as of the Effective Date, and Glazer hereby accepts such engagement in accordance with the terms and conditions hereinafter set forth.

         2.     Consulting Duties. The Chief Executive and/or the Chairman of the Board of Directors may from time to time request Glazer to furnish services as a consultant and advisor. Such services shall include consultation with Zapata’s Chairman of the Board and Chief Executive Office, upon request, concerning the management and overall policy and strategic direction of Zapata and the financial consequences thereof and consultation and advice with respect to special projects designated from time to time by the Chairman of the Board and Chief Executive Officer of Zapata, including but not limited to, possible acquisitions, mergers, divestitures and capital raising and financing transactions. Glazer shall not be required to hold himself available for consulting services at any fixed time, but shall be available on a reasonable basis. Glazer’s presence shall not be required at any particular office or place in order to render his consulting services unless such services could not reasonably be performed in another location or by telephone or letter.

         3.     Term of Consulting Engagement. Subject to Section 9 below, the term of Glazer’s consulting engagement shall be from the Effective Date until April 30, 2006 (the “Consulting Period”).

         4.     Compensation. Subject to the terms of this Agreement, in consideration for Glazer’s agreements contained herein, during the Consulting Period Zapata shall pay Glazer compensation of One Hundred Twenty Two Thousand Five Hundred Dollars ($122,500) per month without deduction for federal, state and local taxes. Zapata shall pay Glazer in such intervals as it pays its executive officers. In addition, during the Consulting Period, Glazer shall also be entitled to such perquisites (including expense reimbursement and transportation) as are made available to executive officers of Zapata in accordance with Zapata’s policies and practices.

         5.     Stock Options. Zapata acknowledges that Glazer is the holder of options to purchase up to 2,000 shares of Zapata common stock at an exercise price of $59.375 per share under its 1987 Special Incentive Plan (the “1987 Plan Options”), and options to purchase up to 32,500 shares of Zapata common stock (the “1996 Plan Options”) at an exercise price of $46.250 per share under its Amended and Restated 1996 Long-Term Incentive Plan. In consideration of Glazer’s willingness to enter into this Agreement and to perform his obligations and provide the services referred to in this Agreement, the Compensation Committee of Zapata’s Board of Directors has authorized by all appropriate corporate action the continuance of the 1996 Plan Options held by Glazer for the remaining term of such options. Glazer acknowledges that the 1987 Plan Options must be exercised by May 30, 2002, otherwise they will terminate and be of no further force or effect after such date.

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         6.     Health Benefits. During the Consulting Period, Zapata shall continue to provide Glazer and his spouse with the same medical and other health benefits as it provides to Glazer and his spouse as of the Effective Date, provided that, Zapata may change the benefits offered to Glazer and his spouse in Zapata’s discretion if such change (a) is effected for executive officers of Zapata, or (b) is reasonably required by Zapata and does not materially change the benefits offered to Glazer and his spouse.

         7.     Confidential Information. During the Consulting Period and thereafter, Glazer will not directly or indirectly (without Zapata’s prior written consent) use for himself or use for, or disclose to, any party other than Zapata or its subsidiaries any secret or confidential or proprietary information or data relating to the business of Zapata or its subsidiaries or any such information or data with respect to businesses being investigated by Zapata for acquisition.

         8.     Indemnification, etc.

         (a)   Zapata agrees that Glazer’s existing rights, in his capacity as an officer, director or employee of the Company, to indemnification and advancement of expenses, as such rights currently exist under Zapata’s Articles of Incorporation, by-laws, resolutions, and any other agreement or document binding on Zapata, shall not be diminished or reduced in any respect following the date of this Agreement.

         (b)   Zapata will continue to maintain, for a period of at least six (6) years following the date of this Agreement, Zapata’s directors and officers liability insurance covering Glazer in his capacity as a former director, officer and employee of Zapata, at the highest coverage level then currently maintained for any of its then current officers or directors.

         (c)   Zapata agrees to indemnify, protect, defend and hold Glazer and his estate, heirs, and personal representatives, harmless from and against any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), and all losses, liabilities, damages and expenses, including reasonable attorney’s fees incurred by counsel reasonably designated or approved by him, in connection with this Agreement or his services hereunder, provided that any consulting services giving rise to such indemnification shall have been performed by Glazer in good faith and, to the best of his knowledge, in a lawful manner. Zapata shall pay or reimburse Glazer for all costs and expenses, including, without limitation, court costs and attorneys’ fees, incurred by Glazer as a result of any claim, action or proceeding (including, without limitation, a claim, action or proceeding by Glazer against Zapata arising out of, or challenging the validity or enforceability of, this Agreement or any provision hereof) and shall advance such expenses if Glazer undertakes to repay such amounts if it is ultimately determined that Glazer is not entitled to be indemnified under Nevada law.

         (d)   The provisions of this Section 8 are independent covenants of Zapata and are in consideration of Glazer’s separation from Zapata as well as his willingness to enter into this Agreement and to perform the obligations and provide the services referred to herein, and Zapata’s obligations under this Section 8 shall survive and be applicable notwithstanding any other event or circumstance affecting any of Zapata’s obligations under this Agreement.

         9.     Termination.

         (a)   If Glazer should die or become permanently disabled before the expiration of the Consulting Period, then the Consulting Period shall end on the date of his death or permanent disability, and Zapata shall pay to Glazer’s estate or to Glazer or his legal guardian, as applicable, any accrued but unpaid amounts due hereunder.

         (b)   Zapata may terminate the Consulting Period at any time for Cause, in which event no further payments shall be made hereunder and Glazer shall not be entitled to any further benefits hereunder. For purposes of this Agreement, “Cause” shall mean Glazer’s dishonesty, commission of a felony or willful unauthorized disclosure of confidential information of Zapata.

         10.    Relationship Between the Parties.

         (a)   The relationship of Glazer to Zapata during the term of this Agreement shall be solely that of independent contractor. Consequently, Glazer shall have no authority and shall not assume to act for or on behalf of Zapata without its express written approval.

         (b)   Glazer is solely responsible for the payment of all taxes and the filing of all tax returns and reports with respect to the amounts paid to Glazer under Section 4 hereof, and Glazer agrees to indemnify Zapata, its

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officers and directors for any liability imposed on them or each of them arising out of any failure by him to pay such taxes or to file any such returns at any time.

         11.     Successors.

         (a)   This Agreement is personal to Glazer and without the prior written consent of Zapata shall not be assignable by Glazer otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Glazer’s legal representatives.

         (b)   This Agreement shall inure to the benefit of and be binding upon Zapata and its respective successors and assigns.

         (c)   Zapata shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its respective businesses and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Zapata would be required to perform it if no such succession had taken place. As used in this Agreement, the “Zapata” shall mean Zapata, as hereinbefore defined and any successor to its respective businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         12.    Nonwaiver of Rights. The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

         13.    Invalidity of Provisions. In the event that any provision of this Agreement is adjudicated to be invalid or unenforceable under applicable law, the validity and enforceability of the remaining provisions shall be unaffected. To the extent that any provision of this Agreement is adjudicated to be invalid or unenforceable because it is overbroad, that provision shall not be void but rather shall be limited only to the extent required by applicable law and enforced to the maximum extent allowed under such law.

         14.    Governing Law and Choice of Forum. This Agreement shall be interpreted in accordance with and governed by the laws of the State of New York. Any actions or proceedings arising out of or relating, directly or indirectly, to this Agreement shall be filed and litigated exclusively in any state or federal court located in the County of Monroe County, New York.

         15.    Amendments. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless agreed to in writing by the parties hereto.

         16.    Notices. Any notice to be given by either party hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, certified or registered mail, postage prepaid at the addresses first set forth in the beginning of this Agreement or to such other address as may have been furnished to the other party by written notice.

         17.    Counterparts. This Agreement may be executed in one or more counterparts all of which together shall be treated as a single agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and unconditionally delivered as of the first date set forth above.

ZAPATA CORPORATION

By: Name: Title:	/s/ Leonard DiSalvo Leonard DiSalvo Vice President-Finance and Chief Financial Officer

/s/ Malcolm I Glazer Malcolm I. Glazer

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